Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS LICENSES EXCLUSIVE RIGHTS TO NEW CLASS

OF GABA AMINOTRANSFERASE INHIBITORS FROM NORTHWESTERN UNIVERSITY

CORAL GABLES, FL, August 31, 2009 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) announced today that the Company executed a license agreement under which it acquired exclusive worldwide rights to commercialize novel GABA aminotransferase inhibitors and derivatives of vigabatrin discovered by Northwestern University. These compounds may have applications to a broad range of neurological diseases, including addiction and epilepsy. Catalyst intends to pursue development work on an undisclosed, lead oral compound that has already been identified.

Under the terms of the agreement, Northwestern University granted Catalyst an exclusive worldwide license to certain composition of matter patents related to the new class of inhibitors and a patent application relating to derivatives of vigabatrin. Catalyst will be responsible for the continued research and development of any resulting product candidates. Northwestern University will receive from Catalyst an upfront payment, certain milestone payments relating to clinical development activities, and royalties on products resulting from the agreement. Additional terms of the agreement were not disclosed.

“The agreement with Northwestern University further demonstrates our continuing commitment to developing drugs for the treatment of addiction and obsessive-compulsive disorders and complements our current development platform in several areas,” said Patrick McEnany, Chief Executive Officer of Catalyst. “First, this new class of GABA aminotransferase inhibitors is at least 200 times more potent than CPP-109, Catalyst’s version of vigabatrin, in in vitro enzyme inhibition kinetics studies. The increased potency could enable the development of superior or alternative dosage forms compared with CPP-109. These compounds may also have superior specificity to GABA aminotransferase and, possibly, a better side effect profile (e.g. less visual field defects) compared to CPP-109. Second, the composition of matter patents for these compounds will ensure exclusivity well beyond the expected exclusivity for CPP-109 and represent an important component in Catalyst’s life cycle management of its GABA aminotransferase inhibitor franchise. Based on our reviews of patents and the literature, CPP-109 and these compounds are currently the only ones in development or on the market having GABA aminotransferase inhibition as its primary mode of action. Finally, the new class of compounds will also allow us to explore broader CNS applications that could benefit from the blockade of GABA aminotransferase, including the treatment of epilepsy.”

Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented these compounds. Dr. Silverman holds 41 patents and is the inventor of pregabalin (Lyrica®). He is the recipient of numerous awards, most recently the 2009 Perkin Medal, has published over 250 peer reviewed articles, and has written four books over his 33 year career in academia. Complete details of Dr. Silverman’s achievements can be found at http://chemgroups.northwestern.edu/silverman/.

“We are delighted to partner with Catalyst,” said Dr. Silverman. “This is another great example of the ability of Northwestern scientists to make exciting discoveries with potential commercial therapeutic applications and to partner with innovative companies such as Catalyst.”

About Northwestern University

Founded in 1851, Northwestern University is a leading private research and teaching university with an enrollment of approximately 8,000 full-time undergraduate students and approximately 7,000 full-time graduate and professional students on campuses in Evanston and Chicago, Illinois. Northwestern combines innovative teaching and pioneering research in a highly collaborative environment that transcends traditional academic boundaries. Northwestern provides students and faculty exceptional opportunities for intellectual, personal and professional growth in a setting enhanced by the richness of Chicago. For more information, go to: www.northwestern.edu.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the Company’s ability to successfully obtain the financing required to perform the clinical and non-clinical evaluations of the newly-licensed compounds that would be required to commercialize products developed from these newly-licensed compounds and those other factors described in the Company’s Annual Report on Form 10-K for 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 that the Company has filed with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.